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                   MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                   INCOME STATEMENT



Year ended December 31,                             1993        1992      1991
(In millions, except per share amounts)             ----        ----      ----

Revenue
  Sales of communications services               $11,921     $10,562    $9,491
                                                 -------     -------    ------
Operating expenses
   Telecommunications                              6,373       5,684     5,112
   Sales, operations and general                   3,310       2,794     2,512
   Depreciation                                      970         873       776
                                                 -------     -------    ------
    Total operating expenses                      10,653       9,351     8,400
                                                 -------     -------    ------
Income from operations                             1,268       1,211     1,091

Interest expense                                    (178)       (218)     (212)
Other expense, net                                   (45)        (30)      (31)
                                                 -------     -------    ------
Income before income taxes and
  extraordinary item                               1,045         963       848

Income tax provision                                 418         354       297
                                                 -------     -------    ------
Income before extraordinary item                     627         609       551

Extraordinary loss on early debt
  retirements, less applicable tax
  benefit of $26 million                              45           -         -
                                                 -------     -------    ------
  Net income                                     $   582     $   609    $  551
                                                 =======     =======    ======
Dividends on preferred stock                           1          20        29
                                                 -------     -------    ------
  Earnings applicable to common stockholders     $   581     $   589    $  522
                                                 =======     =======    ======

Earnings per common and common equivalent shares
  Income before extraordinary item               $  1.12     $  1.11    $ 1.00
  Loss on early debt retirements                    (.08)          -         -
                                                 -------     -------    ------
Total                                            $  1.04     $  1.11    $ 1.00
                                                 =======     =======    ======

See accompanying Notes to Consolidated Financial Statements